Exhibit 10.3

NOVATION CONTRACT

BETWEEN

SAN PEDRO SpA

And

AGRÍCOLA SAN PABLO SpA

IN SANTIAGO, REPUBLIC OF CHILE, to [●], before me, [●], Lawyer, Notary Public [●] Notary of [●], with office in street [●], appear:

/One/ Mr. Arnaldo Gorziglia Cheviakoff, Chilean, married, lawyer, national identity card number 10,843,963-7, and Catalina Weston D'Albuquerque, Chilean, married, lawyer, national identity card number 16,555,382-9, both representing, as will be accredited, San Pedro SpA, a joint-stock company, incorporated and existing under the laws of Chile, single tax roll number seventy-eight million eighty-three thousand two hundred ninety- six dash seven, all domiciled at Avenida Vitacura N° 5250, office 705, commune of Vitacura, Santiago, hereinafter also indistinctly referred to as the "Debtor";

/Two/ Mr. Rodrigo Javier Seoane Magnasco, Chilean, married, lawyer, national identity card number 9,907,736-0, representing, as will be accredited, Agrícola San Pablo SpA, a joint-stock company, incorporated and existing in accordance with the laws of the Republic of Chile, single tax roll number 76,896,432-7, all domiciled, for these purposes, at Avenida Vitacura 2969, office 302, commune of Las Condes, Santiago, hereinafter also referred to as the "Creditor", and jointly with the Debtor, referred to as the "Parties";

the parties of legal age, who prove their identity with the aforementioned documents, and state: that, they come to enter into this novation and pledge of shares contract, hereinafter the "Contract", in accordance with the declarations, considerations, and stipulations that are indicated below

CLAUSE ONE: BACKGROUND.

One.One. The Debtor is a Chilean joint-stock company, whose sole shareholder is Frutícola Bellavista SpA (hereinafter, "Bellavista"), a company controlled in turn by the Victus Chile Private Investment Fund, managed by Sembrador Capital de Riesgo S.A.

One.Two. The Creditor is a company controlled by Limoneira Chile SpA, a subsidiary of Limoneira Company.

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One.Three. By public deed of this same date, executed at the Notary of Santiago de don [●], under repertoire number [●], the Parties entered into a contract for the sale of real estate and water rights (hereinafter, the "Purchase and Sale Agreement"), by virtue of which the Creditor sold to the Debtor the real estate and water rights that are individualized in said instrument, for a total price of $6,321,900,025. The Debtor paid to the Creditor, in cash and on the spot, the sum of $4,274,667,031 pesos, leaving pending payment, as a price balance, a total amount of $2,047,232,994 pesos (the "Price Balance").

One.Four. Penta Vida Compañía de Seguros de Vida S.A. ("Penta Vida"), an entity that granted an endorsable mutual mortgage intended to finance part of the purchase price, the funds of which were paid directly to the Creditor, also appeared in said Purchase Agreement.

One.Five. In parallel to the aforementioned sale, other purchase and sale contracts were entered into with respect to real estate owned by Frutícola Pan de Azúcar S.A. ("Pan de Azúcar") and Bellavista, all with the participation of San Pedro SpA as buyer.

One.Six. Penta Vida's financing was guaranteed with first-degree mortgages constituted on the real estate and water rights subject to the purchases; non-possessory pledge on all the plantations that currently exist and that will exist in the future in the properties acquired by virtue of the Purchase and Sale Agreement, as well as on the technified irrigation installations that irrigate the aforementioned properties; and, a first-degree commercial pledge, on the right or credit of San Pedro SpA to receive and collect the price by virtue of all the contracts for the sale of fruit, export and others that were detailed in a document that was annexed to the Purchase and Sale Contract.

One. Seven. Although the financing was agreed for a period of 120 months, San Pedro SpA could pay it in a period of 3 years from the date of the Purchase Agreement, subject to having the cash flows available.

One.Eight. In accordance with the formal requirements and financing structure established by Penta Vida, in its capacity as the grantor of the endorsable mutual mortgage intended to finance the purchase price, the Purchase Agreement stated, at the request of said entity, that the price had been paid in full by the buyer and received by the seller.

Notwithstanding the foregoing, the Parties expressly state that said declaration had only formal effects vis-à-vis the financial institution and for the purposes of structuring and releasing the credit, without this implying a waiver by the Creditor of its right to receive the outstanding Price Balance, nor does it constitute any acknowledgement by the Creditor that the obligation to pay the price in full has been effectively extinguished. Consequently, the Parties acknowledge that there is a balance of price in favor of the Creditor, the immediate cause of which is regulated by this novation, which gives rise to a new autonomous payment obligation, independent of the Purchase and Sale Agreement, valid and enforceable in accordance with the law.

One.Nine. As part of this operation, Limoneira, through its subsidiaries, and San Pedro SpA, also entered into a commercial agreement with Exportadora Rosales S.A. regarding the processing and marketing of fruit produced in the acquired properties.

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One.Ten. In this context, it is the intention of the Parties to expressly recognize the existence of the Price Balance and to regulate it as a new payment obligation by San Pedro SpA to Agrícola San Pablo SpA, through this novation, this Agreement being understood as part of a general framework of agreements entered into between Limoneira and Sembrador. through their respective related companies.

One. Eleven. Likewise, the Parties place on record that on this same date the Debtor has entered into a novation contract with Pan de Azúcar, referring to the balance of the price of the sale entered into with said company, so that both contracts are understood to be complementary and are part of the same framework agreement reached between Limoneira and Sembrador.

SECOND CLAUSE: NOVATION.

By this instrument, and in accordance with the terms of number 1 of article 1631 of the Civil Code, the Parties agree to novate by change of cause the obligation to pay the Price Balance, which is accounted for in the First Clause above, for a new and unique payment obligation, in favor of the Creditor, amounting to the total amount of $2,047,232,994 (the "Novated Debt")."), which will be subject to the terms and stipulations, obligations to pay principal and interest, and other obligations provided for in this Agreement, consequently extinguishing the obligation to pay the Balance of the Price.

CLAUSE THREE: NEW DEBT.

Three. One. On this same date, the Creditor and the Debtor have entered into an Asset Purchase and Sale Agreement, executed by [private instrument/public deed] at the Notary of [●], repertoire [●], by virtue of which the Creditor sold to the Debtor the movable property singled out in the annex to said instrument, for a total price of $168,868,762 including VAT (the "Price of the Assets”). The Parties agree that the form of payment and terms of the Asset Price will be governed entirely by this Agreement, and said price will be incorporated into the single obligation defined below as New Debt.

Three. Two. The Parties hereby state that the endorsable mutual mortgage entered into with Penta Vida was disbursed directly to the Creditor from the financing referred to in Clause One. However, in view of the valuation of the assets subject to the Purchase and Sale Agreement, the amount effectively disbursed by Penta Vida exceeds by $1,334,039,866 the amount originally foreseen and agreed between the Debtor and the Creditor. Consequently, by this act the Creditor grants the Debtor a credit of money for the same amount, equivalent to $1,334,039,866 (the "Credit"). The Credit will be subject to the same payment terms, readjustment and other stipulations applicable to the New Debt established in this Agreement.

Three. Three. Likewise, the Creditor and the Debtor have entered into a Real Estate Purchase and Sale Contract, executed by public deed in the Notary of [●], repertoire [●], by virtue of which the Creditor sold to the Debtor the properties that together make up the so-called Fundo El Sauce, for a price of $33,249,824 (the "Price of El Sauce").”). The Parties agree that the form of payment and terms of the El Sauce Price will be governed entirely by this Agreement, and said price will be incorporated into the single obligation defined below as New Debt.

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Three. Four. Finally, the Creditor and the Debtor have entered into a Contract of Sale of a Water Use Right, granted by public deed in the Notary of [●], repertoire [●], by virtue of which the Creditor sold to the Debtor the right to use water indicated in said deed, for a price of $4,020,913 (the "Price of Waters").”). The Parties acknowledge that the Water Price is pending payment, and that the form and terms for its payment will be governed entirely by this Agreement, and said price will be incorporated into the single obligation defined below as New Debt.

Three. Five. The Parties expressly state that in consideration of: (i) the Novated Debt defined in Clause Two above, (ii) the Price of the Assets indicated in numeral Three. One previous, (iii) the Credit in favor of the Debtor indicated in numeral Three. Two, (iv) the Price of El Sauce indicated in section Three. Three and (v) the Water Price indicated in section Three. Upon the foregoing, the Debtor owes the Creditor the amount of $3,525,820,399 excluding VAT, equivalent to USD 3,707,689 on this date, which will be treated as a single payment obligation to be borne by the Debtor and in favor of the Creditor, referred to as the "New Debt".

The VAT corresponding to the New Debt for $61,591,961, equivalent to USD 64,769, will be paid by San Pedro to Pan de Azúcar in the next 5 months to the extent that it is used to offset VAT debit.

CLAUSE FOUR: STIPULATIONS ON PRINCIPAL, INTEREST AND EXCHANGE RATE RISK.

Four. One. Payment of the Principal.

The principal of the New Debt must be paid through annual payments, in dollars, on March 31 of each year, as of March 31, 2027, each payment equivalent to 22.5% of the Annual Cash Surplus of the year immediately prior to the date of payment, until the date on which the New Debt has been paid in full (hereinafter, the "Full Payment Date"). For these purposes, the Annual Cash Surplus shall be the effective cash flow obtained by the Debtor according to the Debtor's audited financial statements as of December 31 of the corresponding year, calculated in accordance with Annex I, which the Parties declare to be an integral part of this Agreement for all legal purposes.

Four. Two. Additional Payment and Readjustment.

/a/ Not later than December 31 of the year following the Full Payment Date, the Debtor undertakes to make an additional annual payment to the Creditor in an amount corresponding to 22.5% of the Annual Cash Surplus of the year prior to payment, but which may not be less than the average of the last three immediately preceding Annual Cash Surpluses, calculated in accordance with Schedule I (the "Additional Payment"). In the event that, as of December 31 of the year following the Total Payment Date, 22.5% of the Annual Cash Surplus is less than the average of the last three Annual Cash Surpluses immediately preceding the Additional Payment, the balance of the Additional Payment that does not cover 22.5% of the Annual Cash Surplus shall be paid with the Annual Cash Surplus of the following year, and so on until the payment obligation corresponding to the Additional Payment is extinguished.

/b/ The New Debt will be readjusted annually in accordance with the Consumer Price Index for All Urban Consumers Not Seasonally Adjusted ("CPI"), published by the Bureau of Labor Statistics of the Department of Labor of the United States of America, approximated to the third decimal place, or the index that replaces it in the future.

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/c/ The Parties expressly agree that the New Debt and the Additional Payment will not accrue any kind of interest.

/d/ In the event that the Debtor has paid in full the financing granted by Penta Vida referred to in clause One, and there is an outstanding balance of the New Debt established in this Agreement on that date, the Debtor undertakes to make its best efforts to obtain new financing with third parties that will allow it to pay the total balance owed to Agrícola San Pablo SpA.

If after a period of 90 calendar days from the payment of the credit with Penta Vida, the Debtor has not obtained such financing, Limoneira, directly or through any of its related companies, may grant the Debtor a credit for the total amount of the debt in force on that date, at a fixed annual interest rate of 5.8%. payable in the form agreed upon by the Parties, which will be guaranteed by a first degree mortgage on all the real estate and water rights acquired by San Pedro SpA pursuant to the aforementioned Purchase and Sale Agreement.

The Parties recognize that this financing will have the sole purpose of replacing the outstanding balance of this Novation, without this implying additional novation, changes in the amount of the debt and/or the guarantees in force.

/e/ If San Pedro SpA decides to sell all or part of the real estate and water rights acquired from Agrícola San Pablo SpA, with the result of such sale it undertakes to allocate all of said funds to prepay the debt that is in force on that date with Agrícola San Pablo SpA, in accordance with the following: (i) in the event of a total sale, it must prepay in full the unpaid balance of the debt; and (ii) in the event of a partial sale, it must prepay in proportion to the percentage that the value of the sold represents with respect to the total value of the goods acquired.

Four. Three. Bank Business Days.

If the date of any payment established in this Agreement falls on a non-business day in the Republic of Chile, such payment must be made on the following banking business day, without giving rise to any interest or additional surcharge, unless expressly agreed otherwise.

Four. Four. Exchange rate risk.

The Parties expressly state that the total price agreed between the Parties for the sale entered into between Agrícola San Pablo SpA and San Pedro SpA, on the other hand, referred to in the First Clause above, was 6,800,000 United States dollars (USD), of which 3,098,225 United States dollars were to be paid in cash. at the time of signing the sales of the assets subject to the sale and the balance charged to the flows generated by the fields subject to the sales, as established in this Agreement.

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In view of the fact that the financing granted by Penta Vida Compañía de Seguros de Vida S.A. for the payment of part of the price will be disbursed in Chilean pesos, the Parties acknowledge that the corresponding funds were or will be deposited in instruments representing the price, subject to notarial instructions of release only once the ownership of the real estate and water rights subject to the sales has been registered, together with the mortgages, prohibitions and encumbrances constituted by virtue of such operations.

Consequently, the Parties agree that the variation or difference in the exchange rate between the United States dollar and the Chilean peso in the amount of US$ 3,098,225, between the date of signature of the sales and the date on which the funds are effectively released and received by Agrícola San Pablo SpA, it will be the exclusive responsibility of San Pedro.

By virtue of the foregoing, if the value of the Observed Dollar exchange rate on the date of execution of the Purchase and Sale Agreement is lower than the value of the Observed Dollar exchange rate on the date of release of prices, San Pedro undertakes to pay Agrícola San Pablo SpA, within five (5) business days following the release of the funds or the collection of the respective instruments, the difference in the value of the Observed Dollar exchange rate between the 2 dates indicated, multiplied by US$ 3,098,225. On the contrary, if the value of the Observed Dollar exchange rate on the date of execution of the Purchase and Sale Agreement is higher than the value of the Observed Dollar exchange rate on the date of release of the price, Agrícola San Pablo SpA is obliged to pay San Pedro, within five (5) business days following the release of the funds or the collection of the respective instruments, the difference in the value of the Observed Dollar exchange rate between the 2 dates multiplied by US$ 3,098,225

Thus, for example, if the exchange rate, Observed Dollar at the date of the sale, was $945.60 per dollar and, at the time when the seller can withdraw the time deposits from the Notary's Office, the exchange rate, Observed Dollar, is $970 per dollar, San Pedro SpA must pay the seller the difference of $24.40 for every dollar of the purchase price that Penta loaned. On the other hand, if at the time of release of the funds the exchange rate, Observed Dollar, is $930 per dollar, the seller must pay the buyer the difference of $15.60 for each dollar of the purchase price that Penta loaned.

The foregoing example is merely illustrative, and in no case shall it limit or modify the Debtor's obligation to fully assume the foreign exchange risk in accordance with the provisions of this clause.

CLAUSE FIVE: CAUSES OF NON-COMPLIANCE.

The Creditor may make the total principal of the New Debt and the Additional Payment payable in full and in advance, in which case such obligations will become fully and immediately due, as if they were overdue, and the expiration of the terms will occur, without the need for a lawsuit, if any of the following circumstances occur:

/a/ Default or simple delay in the full and timely compliance and payment of the principal and/or interest of the New Debt that this instrument accounts.

/b/ If the Debtor is affected by any of the procedures contemplated in Law 20,720 on the reorganization and liquidation of companies and persons. The above will not apply during the period of bankruptcy financial protection.

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/c/ If the Debtor does not keep its accounting books and records in the manner required by law or in accordance with the accounting principles generally accepted in Chile; or if it negligently fails to comply with its tax, labor, social security or administrative obligations, either by omission, delay or inaccuracy in the presentation or payment of returns, taxes or contributions; or if, in general, perform any act or omission that may materially affect its solvency, the transparency of its financial situation or the fulfillment of the obligations derived from this Agreement, and does not correct its non-compliance, act or omission within a period of 60 days from the time it has been known.

Likewise, the failure to timely deliver to the Creditor, within ninety (90) days following the close of each annual year, the Debtor's audited financial statements or any other financial or administrative information reasonably required by the Creditor to verify the determination of the Annual Cash Surplus or the fulfillment of the other obligations agreed herein, shall constitute a serious breach.

/d/ The Debtor undertakes to submit to the Creditor, within thirty (30) days following the end of each calendar quarter, an internal financial statement that reasonably reflects its position of results, cash flow and indebtedness, as well as any relevant information on material events that may affect its solvency or the normal fulfillment of its obligations, without prejudice to the requests for information or other financial, accounting or tax information that the Creditor may make to the Debtor, who undertakes to submit such information within 10 calendar days from the request.

Failure to deliver such information within the indicated periods entitles the Creditor to formally request it and, if the omission persists, declare it a cause for default in accordance with letter (c) above.

CLAUSE SIX: PLEDGE ON SHARES.

The Parties hereby acknowledge that the full, timely and effective performance of all obligations assumed by the Debtor under this Novation Agreement – including, but not limited to, payment of the principal of the New Debt, Additional Payment, adjustments, costs, expenses, commissions, indemnities and any other obligation to give or to do arising from this instrument – is secured by the Non-Possessory Pledge on the all of the shares of San Pedro SpA, constituted by Frutícola Bellavista SpA in favor of Agrícola San Pablo SpA and Frutícola Pan de Azúcar S.A., by virtue of a public deed dated [●], executed at the Notary of Santiago of Mr. Iván Torrealba Acevedo, directory No. [●] (the "Pledge on Shares").

The Parties acknowledge that the aforementioned Pledge on Shares guarantees, under the terms expressly agreed in its third clause, all the main and ancillary obligations that emanate or may emanate from this Novation, including extensions, renewals, rescheduling, capitalization of interest, expenses and any subsequent modification of this debt, without prejudice to the other guarantees that the Creditor or its related parties may have or constitute.

The Debtor declares to know and accept that the Pledge on Shares was constituted irrevocably and in common for the benefit of Agrícola San Pablo SpA and Frutícola Pan de Azúcar S.A., and that its validity will be extended until the total and definitive extinction of all the obligations derived from this Novation and the other complementary contracts of the operation described in the first clause of this instrument.

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CLAUSE SEVEN: OBLIGATIONS NOT TO DO.

Seven.One. For as long as any obligation of the Debtor arising out of this Agreement or its annexes subsists, the Debtor agrees to maintain its legal existence, its ability to operate and its financial condition in such a manner as to enable it to perform its obligations under this Agreement.

Seven.Two. Without the prior written consent of the Creditor, the Debtor may not:

/a/ modify or reform or replace its bylaws;

/b/ increase or decrease its capital, issue new shares, or create different classes or series of shares;

/c/ merge, divide, transform, dissolve, or agree on its early liquidation;
/d/ to constitute mortgages, pledges or other encumbrances on their assets other than those already constituted in favor of Penta Vida;
/e/ contract financial debt, individually or jointly with the New Debt, which implies that the "Net Financial Debt / Assets" ratio in force is equal to or greater than 30% of the same ratio calculated as of December 31, 2025, without the prior written authorization of the Creditor;

/f/ to grant guarantees, bonds or personal guarantees in favor of third parties;

/g/ transfer, sell, assign, lease or otherwise dispose of or dispose of all or part of the goods acquired under the Purchase Agreement, except in the cases provided for in this instrument; or,

/h/ to carry out acts or operations outside their ordinary line of business or that may substantially affect their ability to pay or their financial situation.

Six.Three. Any breach of the foregoing obligations and restrictions shall constitute a serious breach by the Debtor and shall render enforceable by the Creditor all of the Debtor's obligations under clause Three, without the need for an injunction or additional formality.

CLAUSE EIGHT: MISCELLANEOUS STIPULATIONS.

Eight. One. Assignments of Rights.

The Parties agree that neither of them may contribute, assign or transfer, in whole or in part, this Agreement, without the prior written consent of the other Party, which may not be unreasonably withheld. In turn, the Parties agree that any assignment of rights or obligations under this Agreement will be subject to the provisions of articles 1901 and following of the Civil Code.

Eight. Two. Modifications. Resignation.

/a/ The Contract may only be modified by means of a written instrument, signed by the Debtor and the Creditor.

/b/ No waiver of any provision of this Agreement or any instrument made pursuant to its terms, nor consent to the Debtor's acting differently from them, shall have any effect unless given in writing on the terms set forth above. In any case, such waiver or consent shall take effect only in the specific case and for the specific purpose for which it has been granted. Likewise, any modification of this Agreement must conform to and respect, as far as applicable, the provisions contained in such instruments.

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/c/ The failure of the Creditor to exercise any of its rights in accordance with this Agreement shall not constitute a waiver on its part, nor shall the partial exercise of any right by the Creditor prevent the Creditor from subsequently exercising those or other rights. The remedies referred to herein are cumulative and do not exclude any other remedies recognized by law.

Eight. Three. Communications.

All notifications, notices and communications that must be made between the Parties on the occasion of this Agreement, and that do not have a previously established formality, will be made by means of e-mails, with a reading receipt, addressed to the following addresses: /a/ Frutícola Pan de Azúcar S.A. and Agrícola San Pablo SpA: Francisco Vergara R. (***), with a copy to Rodrigo Seoane Magnasco (***). /b/ San Pedro SpA: José Miguel Fernández Garcia Huidobro (***) and Joaquín Lobel (***). Without prejudice to the foregoing, the Parties may also make the aforementioned notifications, notices and communications by registered letter addressed to the address of the other Party indicated in this instrument.

Eight. Four. Costs and Expenses.

/a/ The Debtor shall be responsible for the costs and expenses of preparing, executing, complying with or executing this Agreement, provided that they are reasonable and documented.

/b/ For the sake of completeness, if any cause of breach of the Contract occurs, the Debtor agrees to pay to the Creditor and at its sole request, all costs and expenses incurred by them in connection with the enforceability or preservation of any right under this Agreement.

Eight. Five. Nullity or Ineffectiveness.

The declaration of nullity or ineffectiveness of any provision contained in this Agreement shall render such provision unwritten or ineffective, but the invalidity or ineffectiveness of such provision shall not affect the validity and enforceability of the remaining provisions of this Agreement.

Eight. Six. Legal Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal successors and assigns.

Eight. Seven. Annexes.

All the Annexes indicated in this Contract are understood to form an integral part of this Contract for all legal purposes that may be applicable, being protocolized on this same date and in this same Notary's Office.

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Eight. Eight. Taxation.

Any payment made by the Debtor shall be free of any tax, tax, withholding, deposit or any other deduction, present or future, whatever its nature. Consequently, all taxes, taxes, fees, stamp duties and any other levies, state, local or otherwise, and of whatever nature, class or kind they may be, including value added tax, shall be borne by the Debtor, except for direct taxes levied on Creditors that are now or in the future caused, where applicable, by the granting, execution or termination of this Agreement and the documents annexed to it.

Eight. Nine. Estoppel.

The failure of Creditors to exercise or delay in exercising any of their rights under this Agreement shall not constitute a waiver thereof, nor shall the separate or partial exercise of any right preclude the further exercise of such or other rights. Such remedies are cumulative and do not exclude any other remedies recognized by law.

Eight. Ten. Naming of the Clauses.

The denominations assigned by the Parties to the different provisions of this Agreement have been established only for reference and ease of reading, without affecting the meaning or scope that the clause in its entirety may have other than said denomination.

CLAUSE NINE: JURISDICTION AND APPLICABLE LAW.

Any difficulty or controversy arising in connection with this Agreement, including any matter relating to its application, interpretation, duration, validity, execution or termination, shall be submitted to arbitration in accordance with the Procedural Rules of Arbitration of the Arbitration and Mediation Center (CAM Santiago) of the Santiago Chamber of Commerce A.G. in force at the time of request.

The parties shall appoint an arbitrator by mutual agreement as to the procedure and as to the law as to the judgment. CAM Santiago may assist the parties in the appointment process. In the event that the appointment by mutual agreement is not successful, the parties confer special irrevocable power of attorney to the Chamber of Commerce of Santiago A.G., so that, at the written request of any of them, it may appoint the arbitrator from among the members of the arbitration body of CAM Santiago.

No appeal shall be allowed against the arbitrator's resolutions, and the parties expressly waive them. The arbitrator is specially empowered to resolve any matter related to his competence and/or jurisdiction.

Personerías.

The legal status of Arnaldo Gorziglia Cheviakoff and Catalina Weston D'Albuquerque to act on behalf of San Pedro SpA is recorded in a public deed granted on October 28, 2025, at the notary of Santiago of Mr. Iván Torrealba Acevedo, under Repertoire number 16.073-2025.

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The legal status of Mr. Rodrigo Javier Seoane Magnasco to act on behalf of Agrícola San Pablo SpA is recorded in a public deed granted on July 24, 2018 at the notary office of Mr. Jorge Reyes Bessone, under Directory number 3551-2018.

1. ARNALDO GORZIGLIA CHEVIAKOFF

p.p. SAN PEDRO SpA

/s/ Arnaldo Gorziglia Cheviakoff

2. CATALINA WESTON D’ ALBUQUERQUE

p.p. SAN PEDRO SpA

/s/ Catalina Weston D’Albuquerque

3. RODRIGO JAVIER SEOANE MAGNASCO

p.p. AGRICOLA SAN PABLO SpA.

/s/ Rodrigo Javier Seoane Magnasco

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